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                                                                   Exhibit 15(a)



December 16, 1996
The Board of Directors of
MoneyGram Payment Systems, Inc.


We are aware of the incorporation by reference in the Registration Statement on Form S-8 of MoneyGram Payment Systems, Inc. of our report dated October 16, 1996 (except as to Note 2, as to which the date is December 10, 1996) relating to the unaudited interim financial statements of MoneyGram Payment Systems, Inc. included in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-
228) and related Prospectus filed with the Securities and Exchange Commission.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                  Ernst & Young LLP